Exhibit 99.1

Innotrac Corporation Announces Bank Financing

ATLANTA, GA (June 13, 2013) – Innotrac Corporation (NASDAQ: INOC) has successfully refinanced and expanded its senior credit facility with SunTrust Bank effective today.  Innotrac plans to use the increased availability to fund its market expansion and growth in the U.S.  The new 3 year, $25 million credit facility significantly expands and simplifies the Company’s loan structure and provides Innotrac with enhanced liquidity, reduced interest rates, and gives Innotrac a cash flow-based line of credit that is expected to fuel the Company’s expanding business for the foreseeable future.  The structure of the facility is a $25 million revolver, which gives the Company flexibility and increased capacity to borrow for investment.  Full details of the terms of the credit facility are outlined in the 8-K filed with the SEC today.

“We are pleased with our partnership with SunTrust Bank and delighted with the structure of the bank line.  We look forward to continuing to grow our business and working with SunTrust,” stated Steve Keaveney, CFO of Innotrac.  “This further strengthens our balance sheet, affording us ample opportunity to invest in our fulfillment centers and infrastructure for our valued client base.  We believe the Company is well positioned for continued growth and we look forward to working with the SunTrust team, who we expect to be a great partner to support our growth.”

About Innotrac
Innotrac Corporation, founded in 1984 and based near Atlanta, Georgia, is a best-in-class commerce provider integrating digital technology, fulfillment, contact center and business intelligence solutions to support global brands.  Innotrac’s fulfillment, order management and contact center solutions are integrated with all major web platforms, and seamlessly integrate with any required partner technologies.  The Company employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and one call center spanning all time zones across the continental United States.  Innotrac Europe GmbH has a network of fulfillment centers, call centers, and returns processing facilities with operations in the UK, Germany, France, Denmark, Sweden, Poland, Austria, Italy, Switzerland, Ireland, Spain and the Netherlands. Connect with Innotrac at www.innotrac.com or http://www.linkedin.com/company/innotrac.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements in this release include statements relating to future events and developments, as well as management’s expectations, beliefs, plans, estimates and projections relating to the future. Forward-looking statements are subject to various risks, uncertainties and assumptions.  Please refer to the Risk Factors discussed in Innotrac’s 2012 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

Steve Keaveney
Chief Financial Officer
678-584-4020
skeaveney@innotrac.com

###